EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”), dated as of March 12, 2007, is by and among (a) HealthStream, Inc., a Tennessee corporation (“Buyer”), (b) David Jackson and The Jackson Charitable Remainder Trust (the “Sellers”) and (c) The Jackson Organization, Research Consultants, Inc., a Maryland corporation (the “Company”). Capitalized terms used in this Agreement are defined as set forth in Annex A attached hereto. Buyer, Sellers and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, Sellers own 850 shares of common stock of the Company (the “Shares”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;
     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Shares, for the consideration and on the terms set forth in this Agreement; and
     WHEREAS, the Company, in consideration of the anticipated benefits to be received by the Company in connection with the closing of the transactions contemplated hereby, and in order to induce Buyer to enter into this Agreement, has agreed to be a Party to this Agreement for certain purposes as set forth herein.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Agreement, the representations, warranties, conditions and promises hereinafter contained, and other consideration, the receipt and sufficiency of which consideration are hereby acknowledged, each of the Parties hereby agrees as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES; CLOSING
     Section 1.1. Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Sellers.
     Section 1.2. Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be $12,650,000, adjusted initially by the Estimated Closing Adjustment Amount and finally by the Closing Adjustment Amount. In accordance with Section 1.4(b), at the Closing, the Purchase Price, prior to adjustment by the Closing Adjustment Amount, shall be delivered as follows:
          (a) $5,206,380.41, adjusted by the Estimated Closing Adjustment Amount, if applicable, payable in cash by Buyer to Sellers by wire transfer of immediately available funds (the “Cash Consideration”);
          (b) $200,000, payable in cash by Buyer to the Escrow Agent by wire transfer of immediately available funds to be held pursuant to the Cash Escrow Agreement (the “Working Capital Cash Escrow”);
          (c) $1,560,000 payable in cash by Buyer to the Escrow Agent by wire transfer of immediately available funds to be held pursuant to the Cash Escrow Agreement (the “Additional Cash Escrow” and together with the Working Capital Cash Escrow, the “Cash Escrow”);

          (d) $3,262,375, payable in cash by Buyer to the Escrow Agent by wire transfer of immediately available funds to be held pursuant to the Guaranty Escrow Agreement (the “Guaranty Escrow”);
          (e) the number of shares of HealthStream Stock having a value equal to $1,000,000, with the value of each share of HealthStream Stock to be equal to the Average Price (such HealthStream Stock delivered to the Escrow Agent to be held pursuant to the Stock Escrow Agreement, the “Escrow Stock”);
          (f) $299,000 to Tim Grugeon as payment for all financial advisory fees and expenses owed as a result of the Closing;
          (g) $32,000 to Venable LLP as payment for all legal fees and expenses owed as a result of the Closing;
          (h) $530,244.59 to Paul Staros in full satisfaction of that certain Promissory Note, dated August 11, 2006, issued by the Company to Paul Staros;
          (i) $447,232.60 to Branch Banking and Trust Company as payment of the Company’s outstanding debt as set forth on the Financial Statements.
          (j) $100,000 to Thomas S. Hutchinson pursuant to Section 2.27(a); and
          (k) $10,000 to Karen Reynolds pursuant to Section 2.27(a).
The Closing Adjustment Amount shall be paid by Buyer or Sellers, as the case may be, following the Closing in accordance with Section 1.6.
     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238-3001 at 2:00 p.m. (local time) on the later of (i) the satisfaction or waiver of all the closing conditions set forth in Article V of this Agreement, or (ii) March 12, 2007, or at such other time and place as Buyer and Sellers may agree in writing (the date of the Closing, the “Closing Date”). Subject to the provisions of Article VI, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any Party of any obligations under this Agreement. In such event, the Closing will occur as soon as practicable, subject to Article VI.
     Section 1.4. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Sellers shall deliver, or cause to be delivered, to Buyer:
     (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
     (ii) releases in substantially the form attached hereto as Exhibit A, executed by each of the Sellers (the “Releases”);
     (iii) a consulting agreement in substantially the form attached hereto as Exhibit B, executed by David Jackson (the “Consulting Agreement”);

     (iv) employment agreements in substantially the form attached hereto as Exhibit C, executed by each of Tom Hutchinson, Ariel Adams, Berke Bilbay, Ted Gumer, Karen Sorensen, Christine Gilbert, Bonnie Lowry, Allan Acton, Rob Reigle, Karen Reynolds, Teresa Diamante and Lisa Marrow (the “Employment Agreements”);
     (v) a noncompetition, nondisclosure and nonsolicitation agreement in substantially the form attached hereto as Exhibit D, executed by David Jackson (the “Noncompetition Agreement”);
     (vi) an escrow agreement relating to the Cash Escrow in substantially the form attached hereto as Exhibit E, executed by Sellers and the Escrow Agent (the “Cash Escrow Agreement”);
     (vii) an escrow agreement relating to the Escrow Stock in substantially the form attached hereto as Exhibit F, executed by Sellers and the Escrow Agent (the “Stock Escrow Agreement”);
     (viii) an escrow agreement relating to the Guaranty Escrow in substantially the form attached hereto as Exhibit G, executed by Sellers and the Escrow Agent (the “Guaranty Escrow Agreement”);
     (ix) a cross receipt in substantially the form attached hereto as Exhibit H, executed by Paul Staros;
     (x) Legal Opinion of Venable LLP in the form set forth as Exhibit I;
     (xi) Lease Agreement in substantially the form attached hereto as Exhibit J, executed by the Company and MOR Montpelier 3 LLC (the “New Lease”);
     (xii) an agreement in substantially the form attached hereto as Exhibit K, executed by David Jackson, the Company and Buyer (the “Payoff Agreement”).
          (b) Buyer shall deliver, or caused to be delivered, to Sellers or the Escrow Agent, as applicable:
     (i) the Cash Consideration to Sellers by wire transfer of immediately available funds to an account specified in writing by Sellers, to be allocated pursuant to the percentages set forth on Schedule 1.4(b)(i);
     (ii) the Cash Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent of the Cash Escrow by wire transfer to an account specified by the Escrow Agent;
     (iii) the Stock Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent of the stock certificates for the Escrow Stock;
     (iv) the Guaranty Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent of the Guaranty Escrow by wire transfer to an account specified by the Escrow Agent;
     (v) the Consulting Agreement, executed by Buyer;

     (vi) the Employment Agreements, executed by Buyer;
     (vii) the Noncompetition Agreement, executed by Buyer;
     (viii) the New Lease, executed by Buyer; and
     (viii) the Payoff Agreement, executed by Buyer.
     Section 1.5. Estimated Closing Adjustment Amount.
          (a) The “Estimated Closing Adjustment Amount” will be the amount, if any, by which the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet (as prepared and delivered pursuant to Section 1.5(b) below) is greater than $1,100,000. For example, if the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet is $1,300,000, then the Estimated Closing Adjustment Amount would be $200,000. The Estimated Closing Adjustment Amount, if any, will be subtracted from the cash portion of the Purchase Price payable by Buyer to Sellers pursuant to Section 1.4(b)(i).
          (b) No later than one (1) Business Day prior to the Closing Date, Sellers shall cause an estimated balance sheet of the Company as of December 31, 2006 (as adjusted to reflect the cost of the transaction and other Transaction Expenses or other transactions or adjustments in anticipation of Closing, as set forth on Schedule 1.5(b) (the “Estimated Balance Sheet”) to be prepared and delivered to Buyer, which will be accompanied by an estimated calculation of the Working Capital of the Company as of December 31, 2006, which calculation shall also reflect the items set forth on Schedule 1.5(b); however, for purposes of the Estimated Closing Adjustment Amount, any current portion of outstanding debt shall be excluded from the calculation of Working Capital.
     Section 1.6. Closing Adjustment Amount.
          (a) Subject to the provisions set forth below, the “Closing Adjustment Amount” will be an amount (which shall be a positive number) equal to the difference between (x) the Working Capital of the Company as reflected on the Closing Balance Sheet and (y) the Working Capital of the Company as reflected on the Estimated Balance Sheet.
     (i) If the Working Capital deficits of the Company as reflected on the Closing Balance Sheet and on the Estimated Balance Sheet are both less than $1,100,000, then the Closing Adjustment Amount shall automatically equal zero.
     (ii) If (A) the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet is less than the Working Capital deficit of the Company as reflected on the Closing Balance Sheet and (B) the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet is greater than or equal to $1,100,000, then the Closing Adjustment Amount will be paid to Buyer to an account specified by Buyer from and to the extent of the Working Capital Cash Escrow held by the Escrow Agent under the Cash Escrow Agreement, and to the extent the Closing Adjustment Amount is greater than the Working Capital Cash Escrow, the excess will be paid to Buyer first from the Additional Cash Escrow and secondly from the Escrow Stock.
     (iii) If (A) the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet is less than the Working Capital deficit of the Company as reflected on the Closing Balance Sheet and (B) the Working Capital deficit of the Company as reflected on the

Estimated Balance Sheet is less than $1,100,000, then the Closing Adjustment Amount shall be calculated assuming that the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet was equal to $1,100,000. Such amount will be paid to Buyer to an account specified by Buyer from and to the extent of the Working Capital Cash Escrow held by the Escrow Agent under the Cash Escrow Agreement, and to the extent the Closing Adjustment Amount is greater than the Working Capital Cash Escrow, the excess will be paid to Buyer first from the Additional Cash Escrow and secondly from the Escrow Stock.
     (iv) If (A) the Working Capital deficit of the Company as reflected on the Closing Balance Sheet is less than the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet, and (B) the Working Capital deficit of the Company as reflected on the Closing Balance Sheet is greater than or equal to $1,100,000, then the Closing Adjustment Amount will be paid by wire transfer of immediately available funds by Buyer to Sellers to the account specified by Sellers.
     (v) If (A) the Working Capital deficit of the Company as reflected on the Closing Balance Sheet is less than the Working Capital deficit of the Company as reflected on the Estimated Balance Sheet, and (B) the Working Capital deficit of the Company as reflected on the Closing Balance Sheet is less than $1,100,000, then the Closing Adjustment Amount shall be calculated assuming that the Working Capital deficit of the Company as reflected on the Closing Balance Sheet was equal to $1,100,000. Such amount will be paid by wire transfer of immediately available funds by Buyer to Sellers to the account specified by Sellers.
          (b) Within three (3) Business Days after the calculation of the Closing Adjustment Amount becomes binding and conclusive on the Parties pursuant to Sections 1.6(d) and 1.6(e), Sellers or Buyer, as the case may be, will make the payment provided for in Section 1.6(a) and/or Buyer and Sellers will deliver joint written instructions to the Escrow Agent under the Cash Escrow Agreement directing that the appropriate amount be paid to Buyer from the Working Capital Cash Escrow (and the Additional Cash Escrow and/or Escrow Stock, if applicable) with any remaining amount of the Working Capital Cash Escrow, if any, being distributed to Sellers. If the payment provided for in Section 1.6(a) is not made within 10 Business Days after such Closing Adjustment Amount becoming binding and conclusive on a Party, interest at the rate of 8% per annum shall accrue and be payable on the Closing Adjustment Amount.
          (c) Buyer shall prepare a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), which will include a calculation of the Working Capital of the Company as of the Closing Date. Buyer shall deliver the Closing Balance Sheet to Sellers within sixty (60) days following the Closing Date (the date of such delivery, the “Delivery Date”).
          (d) If within fifteen (15) days following the Delivery Date, Sellers have not given Buyer written notice of their objection to the Closing Balance Sheet calculation (which notice must contain (i) a statement of Sellers’ calculation of the Company’s Working Capital as of the Closing Date and (ii) the basis of Sellers’ objection), then the Working Capital amount reflected in the Closing Balance Sheet will be binding and conclusive on the Parties and will be used in computing the Closing Adjustment Amount.
          (e) If Sellers duly give Buyer such notice of objection within fifteen (15) days following the Delivery Date, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Working Capital reflected in the Closing Balance Sheet within fifteen (15) days of Buyer’s receipt of the objection notice from Sellers, Sellers and Buyer shall submit the issues remaining in dispute to Lattimore Black Morgan & Cain, PC (the “Independent

Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Sellers and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, will be final, binding and conclusive on Sellers and Buyer; and (iii) Sellers and Buyer shall pay equal percentages of the fees and costs of the Independent Accountants in connection with such determination, unless one Party’s calculation of the Working Capital of the Company as of the Closing Date differs from the calculation of the Working Capital of the Company as of the Closing Date by the Independent Accountants by more than 33.33% in which case such Party shall then pay one-hundred percent (100%) of the Independent Accountant’s fees and costs in connection with such determination. In the event that both Parties’ calculation of the Closing Adjustment Amount differs from the determination of the Independent Accountant by more than 33.33%, then the Party whose calculation differs from the determination of the Independent Accountants by the greatest amount shall pay one-hundred percent (100%) of the Independent Accountant’s fees and costs.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
     Sellers and the Company, jointly and severally, represent and warrant to Buyer as follows:
     Section 2.1. Organization and Good Standing.
          (a) Schedule 2.1(a) contains a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets and to perform all of its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.
          (b) True and complete copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, have been delivered to Buyer.
          (c) The Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for capital stock or other equity interests of, any Person.
     Section 2.2. Authority; No Conflict.
          (a) This Agreement constitutes the valid and binding obligation of each of Seller Parties, enforceable against each of Seller Parties in accordance with its terms. Upon the execution and delivery by Sellers or the Company, respectively, of each document or instrument to be executed or delivered by Sellers and the Company at Closing pursuant to Section 1.4(a) or any other provision of this Agreement (collectively, the “Seller Closing Documents”), each of the Seller Closing Documents will constitute the valid and binding obligation of Sellers and the Company, as applicable, enforceable against

Sellers and the Company, as applicable, in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, (ii) general equitable principles and (iii) the discretion of courts in granting equitable remedies. The Company has all requisite corporate power and authority and Sellers have all requisite power, authority and capacity, to execute and deliver this Agreement and the Seller Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby.
          (b) Except as set forth in Schedule 2.2(b), neither the execution and delivery of this Agreement by Seller Parties nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
     (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company;
     (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller Party, or any of the assets owned or used by the Company, may be subject;
     (iii) cause Buyer or the Company to become subject to, or to become liable for, the payment of any Tax resulting from the transactions contemplated by this Agreement;
     (iv) breach any provision of any Applicable Contract, or give any Person the right to declare a default under, exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Applicable Contract; or
     (v) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company.
          (c) Except as set forth in Schedule 2.2(c), no Selling Party is or will be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority, (ii) any party to any Applicable Contract, or (iii) any other Person, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 2.3. Capitalization. The authorized equity securities of the Company consist of 1,000 shares of common stock, of which 850 shares are issued and outstanding and are defined herein as the “Shares.” Sellers are and will be on the Closing Date the record and beneficial owners of the Shares as set forth on Schedule 2.3, free and clear of any Liens. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Shares have not been issued in violation of, and the capital stock of the Company is not subject to, any preemptive or subscription rights or rights of first refusal. None of the Shares were issued in violation of the Securities Act or any other Legal Requirement. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company to issue, transfer or sell any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares. There are no voting trusts, proxies or other agreements to which any Seller is a party with respect to the voting or transfer of any Shares.
     Section 2.4. Financial Statements. Attached as Schedule 2.4 are copies of (i) the unaudited balance sheet of the Company as of December 31, 2003, and the related unaudited income statement for the year then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2006 (the “Most Recent Balance Sheet”), and the related unaudited income statement for the year then ended and (iii) the audited balance sheets of the Company for the years ended December 31, 2004 and 2005, and the related audited income statements for the years then ended (the financial statements referred to in clauses (i), (ii) and (iii) above, including the notes thereto, if any, the “Financial Statements”), each of which are accurate and complete in all material respects. The Financial Statements fairly present in all material respects (and the financial statements to be delivered pursuant to Section 4.7 will fairly present in all material respects) the financial condition and results of operations of the Company as at the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements have been prepared from the books and records of the Company (which books and records are accurate and complete in all material respects) in accordance with GAAP and reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.
     Section 2.5. Real Property.
          (a) The Company does not own any real property.
          (b) Schedule 2.5(b) lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license or other right to use (the “Leased Real Property”), and (ii) each agreement, contract or other arrangement under which the Company leases or otherwise has the right to use any such Leased Real Property (listing, with respect to each such agreement, the date of the agreement and any amendments thereto, any assignments thereof, the names of the parties to the agreement, the address of the Leased Real Property, the rentable square footage and annual rent thereunder, the expiration date, and the existence of any renewal terms). The Company enjoys peaceful and undisturbed possession of the Leased Real Property. The Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person other than the Company.
          (c) The Leased Real Property, and the use of the Leased Real Property by the Company for the purposes for which it is currently being used, conforms to all applicable fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements. To the Knowledge of Seller Parties, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Company Business. All Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer and other necessary facilities and services.
     Section 2.6. Personal Property.
          (a) The Company has good and valid title to, or a valid and enforceable right to use under a contract listed in Schedule 2.15(a), all property and assets (whether tangible or intangible) used or held for use by the Company in connection with its business, including all such assets reflected in the Most Recent Balance Sheet or acquired since December 31, 2006 (the “Most Recent Balance Sheet Date”), free and clear of all Liens other than (i) any Lien for Taxes not yet due and payable, (ii) any landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s or similar Liens arising or incurred in the ordinary course of business with respect to obligations that are not yet due or delinquent, and (iii) any Liens identified on Schedule 2.6(a) (the “Permitted Liens”).
          (b) Each item of machinery, equipment, furniture, and other tangible personal property used or held for use by the Company in connection with its business is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for the purposes for which it is presently used, and is free from any latent and patent defects. All such tangible personal property is in the possession of the Company.
     Section 2.7. Taxes.
          (a) The Company has timely filed all Tax Returns required to be filed by it in accordance with applicable Legal Requirements, other than any Tax Returns in respect of which the Company has been the beneficiary of any extension of time within which to file any such Tax Returns as disclosed on Schedule 2.7(a). All such Tax Returns are true and accurate. Except as set forth in Schedule 2.7(a), no such Tax Return has been audited or examined by any taxing authority, court or other Governmental Authority, and, to the Knowledge of Seller Parties, no such audit or examination is threatened. The Company has not received from any foreign, federal, state, or local taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. True and complete copies of such Tax Returns for the past three years and any examination reports and statements of deficiencies relating thereto assessed against or agreed to by the Company have been delivered to Buyer.
          (b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. All Taxes that the Company is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority or other Person. The (i) unpaid Taxes of the Company (computed consistent with the Company’s historical accounting principles and practices provided that such principles and practices are consistent with applicable Tax law) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) reserve set forth on the Most Recent Balance Sheet represents an accurate estimate of the Taxes due with respect to the periods ended December 31, 2006.
          (c) There is no dispute or claim concerning (i) any Liability of the Company for additional Taxes, or (ii) any obligation of the Company to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any notice or other communication provided to the Company, or (y) as to which any Seller Party has Knowledge. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of the Company, threatened, with respect to the Taxes or Tax Returns of the Company. There are no Liens for Taxes upon any assets of the Company.
          (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due by the Company for any taxable period.
          (e) The Company does not have any liability for Taxes of any Person other than the Company (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law); or (ii) as a transferee or successor by contract or otherwise. The Company has not been a member of an

“affiliated group” within the meaning of Section 1504(a) of the Code. The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement.
          (f) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (g) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it or any successor to make payments, that (i) will not be deductible under Section 280G of the Code (including any payments required to be made in connection with the consummation of the transactions contemplated hereby), or (ii) to any employee that would not be deductible under Section 162 of the Code.
          (h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (i) No closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable law has been entered into with respect to the Company or any of its assets.
          (j) There are no joint ventures, partnerships or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal income tax purposes.
          (k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or
     (iii) prepaid amount received on or prior to the Closing Date.
          (l) The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
     Section 2.8. Employees.
          (a) Schedule 2.8(a) sets forth a complete and accurate list of (i) each employee of the Company, including each employee on leave of absence or layoff status, and (ii) each director of the Company, giving, with respect to each such individual, name, job title, current annual salary with the Company, any bonuses paid by the Company in addition to such annual salary during the twelve (12) months preceding the date of this Agreement, vacation and sick leave that is accrued but unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (in each case, to the extent applicable).
          (b) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations in respect of its employees. The Company has not experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of Seller Parties, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company.
          (c) The Company is, and since January 1, 2003 (the “Compliance Date”), has been, in compliance with all Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, benefits, equal employment opportunity, anti-discrimination, immigration, occupational health and safety, unfair labor practices and collective bargaining (the “Employment Matters”), except where such noncompliance would not have a Material Adverse Effect. Since the Compliance Date, there have been no Proceedings or claims regarding the Employment Matters, whether oral or in writing, by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company.
          (d) Except as set forth in Schedule 2.8(d), the Company is not a party to any employment, non-competition, severance or other contract or agreement with any employee or director of the Company. To the Knowledge of Seller Parties, no employee or director of the Company is bound by any contract or agreement that purports to limit the ability of such director or employee to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company, or that requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.
     Section 2.9. Employee Benefits.
          (a) Schedule 2.9(a) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or any beneficiaries thereof, or with respect to which the Company or any ERISA Affiliate may have any Liability (the “Employee Benefit Plans”).
          (b) Each Employee Benefit Plan is and has been maintained and administered in material compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company has timely segregated or transferred all employee contributions and paid all other contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with the Code, ERISA, and other applicable Legal Requirements. Neither the Company, nor, to the Knowledge of Seller Parties, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.
          (c) With respect to each Employee Benefit Plan, the Company has delivered to Buyer complete copies of each of the following documents; (i) a copy of each Employee Benefit Plan (including any amendments thereto); (ii) a copy of the three most recent Form 5500 and annual report, if any, required under ERISA or the Code; (iii) a copy of the three most recent nondiscrimination reports, if any, required under the Code; (iv) a copy of the most recent Summary Plan Description, if any, required under ERISA; (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); and (vi) if the

Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (if any) received from the Internal Revenue Service.
          (d) No Employee Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or a plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has at any time within the last six years contributed to, maintained, or incurred any liability with respect to such a plan.
          (e) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
          (f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been established using prototype documents which may rely upon an IRS Opinion Letter, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
          (g) Except as set forth in Schedule 2.9(g), the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company to any severance pay, bonus payments or other payment from the Company.
          (h) There are no pending or, to the Knowledge of Seller Parties, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and neither the Company, any ERISA Affiliate nor, to the Knowledge of the Seller Parties, any other Person has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan. No examination or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of Seller Parties, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor with respect to any Employee Benefit Plan.
     Section 2.10. Compliance with Legal Requirements. Except as set forth on Schedule 2.10, the Company is, and at all times since the Compliance Date, has been, in compliance with all Legal Requirements, including any Legal Requirements related to escheat laws, that are or were applicable to the operation of its business or the ownership or use of any of its assets, except where such noncompliance would not have a Material Adverse Effect. Except as set forth on Schedule 2.10, the Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.
     Section 2.11. Governmental Authorizations. Schedule 2.11 contains a true and complete list of each Governmental Authorization that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 2.11, the Company is, and at all times since the Compliance Date, has been, in compliance with each such Governmental Authorization, except where such noncompliance would not have a Material Adverse Effect. Except as set forth in Schedule 2.11, the Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding (a) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental

Authorization, or (b) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Schedule 2.11 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted.
     Section 2.12. Legal Proceedings; Orders.
          (a) There are no pending Proceedings or claims, whether oral or in writing (i) by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller Parties no such Proceeding or claim, whether oral or in writing, has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding or claim. Except as set forth in Schedule 2.12(a), there have not been any orders, judgments or decrees rendered against, or any settlements effected by, the Company in connection with any Proceedings or claims, whether oral or in writing, brought by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company.
          (b) There are no Orders outstanding (i) against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller Parties, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.
     Section 2.13. Environmental Matters.
          (a) The Company is and has been in compliance with all Environmental Laws, and does not have any Liability under any Environmental Laws with respect to the Leased Real Property or any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest, except where such noncompliance or Liability would not have a Material Adverse Effect.
          (b) There are no Hazardous Materials present on or in the environment at the Leased Real Property. There has been no emission, disposal, discharge or other release or, to the Knowledge of Seller Parties, threat of release, of any Hazardous Materials at or from the Leased Real Property or, during the period of the Company’s ownership or lease thereof, at, on, under or from any property formerly owned or leased by the Company.
          (c) The Company has not received any citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential violation of any Environmental Law, or any alleged, actual or potential obligation to undertake or bear the cost of any Liabilities under any Environmental Law.
     Section 2.14. Insurance. Schedule 2.14 contains a true and complete list of (a) all policies of property, fire and casualty, products liability, workers’ compensation and other forms of insurance under which any of the assets or properties of the Company are covered or otherwise relating to the business of the Company, and (b) all life insurance policies covering the life of any employee of the Company for which the Company or any employee of the Company has paid any premiums. Such policies are in full force and effect, and the Company or such employee has paid all premiums due, and has otherwise performed all of its obligations under, all such policies of insurance. Neither the Company nor any employee of the Company has received any notice of (a) cancellation or intent to cancel, or (b) an increase or intent to increase premiums with respect to such insurance policies, and is not aware of any basis for any such action. True and complete copies of such insurance policies have been delivered to Buyer.
     Section 2.15. Contracts.
          (a) Schedule 2.15(a) lists each contract, agreement or other commitment to which the Company is a party or by which the Company is otherwise bound, excluding the agreements disclosed in Schedule 2.5(b), Schedule 2.8(d) and Schedule 2.16(c) (such contracts, agreements and obligations, together with the agreements disclosed in Schedule 2.5(b), Schedule 2.8(d) and Schedule 2.16(c), the “Applicable Contracts”):
          (b) Except as set forth in Schedule 2.15(b):
     (i) Each Applicable Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, (B) general equitable principles and (C) the discretion of courts in granting equitable remedies.
     (ii) The Company and, to the Knowledge of Seller Parties, each other party to any Applicable Contract is, and at all times since January 1, 2003, has been, in compliance with all applicable terms and requirements of each Applicable Contract.
     (iii) Since January 1, 2003, the Company has not given to, or received from, any other party to any Applicable Contract, any notice or other communication regarding any actual or alleged breach of or default under any Applicable Contract by the Company or any other party to such Applicable Contract.
          (c) True and complete copies of each of the Applicable Contracts have been delivered to Buyer.
     Section 2.16. Intellectual Property.
          (a) The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee) or used by the Company, including:
     (i) the Company’s name, all fictional business names, trade names, trade dress, registered and unregistered trademarks, registered and unregistered service marks, and applications for any of the foregoing (collectively, “Marks”);
     (ii) all patents, patent applications, and inventions and discoveries that may be patentable or unpatentable worldwide (collectively, “Patents”);
     (iii) all registered and unregistered copyrights in both published works and unpublished works, and copyright applications (collectively, “Copyrights”);
     (iv) all rights in Internet web sites and Internet domain names (collectively, “Internet Rights”);

     (v) all computer software (excluding off-the-shelf software components licensed to the Company pursuant to non-negotiable standard form, mass-market or “shrink wrap” licenses involving payments of less than $3,000 on an annual basis) (the “Software”);
     (vi) all confidential or proprietary know-how, information, customer lists, technical information, data, process technology, plans, drawings, and blue prints pertaining to the business of the Company and maintained by the Company as trade secrets (collectively, “Trade Secrets”); and
     (vii) all general know-how, business information, customer and supplier lists, technical information, data processing technology, plans, drawings and blue prints pertaining to the business of the Company but which are not Trade Secrets (collectively, “Business Knowledge”).
          (b) Schedule 2.16(b) contains a true and complete list of the Intellectual Property Assets (other than the Trade Secrets) in each case listing, as applicable, (i) the title of the application or registration, (ii) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located, (iv) the application or registration number, (v) filing date, and (vi) whether each such Intellectual Property Asset is owned or licensed. Prior to the date of this Agreement, the Company has provided Buyer with specimens showing the use of each Mark in commerce.
          (c) Schedule 2.16(c) contains a true and complete list of agreements and contracts under which the Company licenses any Intellectual Property Assets (as a licensor or licensee). The Intellectual Property Assets constitute all of the intellectual property necessary to the conduct of the Company’s business as currently conducted. The Company has good and valid title to, or a valid and enforceable right to use under an agreement listed in Schedule 2.16(c), each of the Intellectual Property Assets, free and clear of all Liens. The Company has the right to use without payment to a third party each of the Intellectual Property Assets, other than any payment required under any agreement listed in Schedule 2.16(c). Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Buyer granting to any Person any right to or with respect to any Intellectual Property Assets; or (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.
          (d) None of the Intellectual Property Assets is infringed by any patent, proprietary right, trade name, trademark, trade dress, service mark, copyright, domain name or other intellectual property or proprietary right of any other Person or, to the Knowledge of Seller Parties, has been challenged or threatened in any way. None of the Intellectual Property Assets infringes or interferes with or is alleged to infringe or interfere with any patent, trade name, trademark, trade dress, service mark, copyright, domain name or other intellectual property right of any other Person, or misappropriates any trade secret or proprietary rights of any other Person.
          (e) There are no pending or, to the Knowledge of Seller Parties, threatened, Proceedings asserting that any of the Intellectual Property Assets is infringed by the intellectual property rights of any other Person or that any of the Intellectual Property Assets infringes or interferes with any intellectual property or proprietary rights of any other Person, or otherwise relating to the Intellectual Property Assets.
          (f) All Patents, Marks and Copyrights that have been registered, and all Internet Rights, are in compliance with all formal Legal Requirements (including the payment of any required maintenance fees), and are valid and enforceable.

          (g) The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller Parties, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of Seller Parties, the Business Knowledge has not been appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.
          (h) To the extent that any work, invention or material relating to the business of the Company has been developed or created by any employee or third party for the Company, the Company has entered into a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all intellectual property in such work, including all Marks, Copyrights, Patents, Trademarks and Trade Secrets, material or invention by operation of law or by valid assignment. The Company has not licensed any computer software source code included in the Intellectual Property Assets to any Person in source code format.
          (i) Except as set forth in Schedule 2.16(i), all proprietary software of the Company conforms in all material respects to the specifications and documentation therefor and is otherwise in compliance with applicable law. No open source, public source or freeware software, code or other technology, or any modification or derivative thereof, including, without limitation, any version of any software licensed pursuant to any GNU general public license or limited general public license, was or is used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Intellectual Property Assets.
          (j) The Company is not barred from seeking patents on material potentially patentable inventions by “on-sale” or similar bars to patentability or by failure to apply for a patent on such inventions within the time required.
     Section 2.17. Accounts Receivable. Attached as Schedule 2.17 are the accounts receivable of the Company as of December 31, 2006, and such accounts receivable and each account receivable that will be on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on Schedule 2.17 or on the accounts records of the Company as of the Closing Date, as the case may be (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the accounts receivable reflected as of the Closing Date than the reserve reflected in Schedule 2.17 represented of the accounts receivable reflected therein and will not represent a material adverse change in the composition of such accounts receivable in terms of aging). Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of set off, other than returns in the ordinary course of business, with any account debtor of an account receivable relating to the amount or validity of such account receivable.
     Section 2.18. Sufficiency of Assets. The assets of the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate the business of the Company in the manner presently conducted by the Company.
     Section 2.19. No Undisclosed Liabilities. Except as set forth in Schedule 2.19, the Company has no Liabilities except for Liabilities reflected or reserved against in the Most Recent Balance Sheet and current Liabilities incurred in the ordinary course of business of the Company since the Most Recent Balance Sheet Date.
     Section 2.20. Material Adverse Change. Since the Most Recent Balance Sheet Date, there has not been any material adverse change in the business, operations, assets, results of operations or financial condition of the Company, and no event has occurred or circumstance exists that may reasonably be expected to result in such a material adverse change.
     Section 2.21. Absence of Certain Changes and Events. Except as set forth in Schedule 2.21, since January 1, 2006, (i) the Company has conducted its business in the ordinary course of business, and (ii) the Company has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the prior consent of Buyer pursuant to the provisions of Section 4.2(b).
     Section 2.22. Material Customers. Schedule 2.22 sets forth a true and complete list of (a) each of the top twenty-five (25) customers of the Company (based on revenues from such customer) for (i) the twelve-month period ended December 31, 2005 and (ii) the nine-month period ended September 30, 2006, and (b) each of the top twenty-five (25) customers of the Company (based on anticipated revenues for calendar year 2007 using reasonable assumptions by the Seller Parties; provided, however, that the Company has not made and does not make any representation or warranty herein that such projections for anticipated revenues are accurate, and, in fact, the actual revenue of the Company derived from the Company’s customers likely will vary from such projections) (collectively, the “Material Customers”). For each of the Material Customers, Schedule 2.22 sets forth (a) the revenue received from such Material Customer for the twelve-month period ended December 31, 2005 and the nine-month period ended September 30, 2006, (b) the expiration date of the current contract(s) under which the Company provides services to such Material Customer and (c) the anticipated revenues under each contract with a Material Customer through the date of that contract’s expiration. Since December 31, 2005, there has been no material adverse change in the business relationship of the Company with any Material Customer. Except as set forth in Schedule 2.22(c), the Company has not received any notice, and Seller Parties do not have any Knowledge, that any customer of the Company has any intention to terminate or materially reduce services purchased from the Company on account of the transactions contemplated hereby or otherwise.
     Section 2.23. Transactions with Related Persons. Except as set forth in Schedule 2.23, (i) neither Sellers nor any employee, officer, or director of the Company, or any Related Person thereof (together, the “Company Related Persons”), is, or at any time since January 1, 2003 has been, involved in any business arrangement or relationship with, or otherwise is a party to any Applicable Contract (other than any employment or other agreements disclosed pursuant to Schedule 2.8(d)), and (ii) no Company Related Person owns, directly or indirectly, any property or right, tangible or intangible, used by the Company in the current conduct of its business.
     Section 2.24. Securities Laws Matters. Sellers (i) understand that the shares of HealthStream Stock to be issued pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) understand that such shares will be characterized as “restricted securities” under the Securities Act and may be resold without registration under the Securities Act only in certain limited circumstances; (iii) are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act; (iv) are acquiring HealthStream Stock solely for their own account for investment purposes, and not with a view to the distribution thereof; (v) are sophisticated investors with knowledge and experience in business and financial matters; (vi) have received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of HealthStream Stock; (vii) are able to bear the economic risk and lack of liquidity inherent in holding HealthStream Stock; (viii) are Accredited Investors; and (ix) understand that the certificates evidencing the shares of HealthStream Stock to be issued pursuant to this Agreement will bear the following legend and the legend set forth in Section 7.5:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. Such shares have been acquired for investment and may not be offered for sale, sold, transferred, pledged or hypothecated in the absence of an effective registration statement covering such shares under the Securities Act or an opinion of counsel satisfactory to the Company that such registration is not required.”
     Section 2.25. Brokers or Finders. Except as set forth on Schedule 2.25, Seller Parties have not incurred and will not incur any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 2.26. HIPAA Compliance. The operations of the Company are compatible, in all material respects, with the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A and E) (“Privacy Standards”). The operations of the Company, as currently structured, are compatible, in all material respects, with the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C) (“Security Standards”). To the extent the Company has in effect agreements with its customers that are intended to satisfy the requirements of 45 CFR § 164.504(e) and 45 CFR § 164.314(a), such agreements permit the Company to provide its services effectively and the Company is not in breach of any such agreements. Except as set forth on Schedule 2.26, the Company has not received any complaints from any person regarding the Company’s or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information. To the Knowledge of Seller Parties, there has been no misuse, improper disclosure or security incident (each as determined by reference to the Privacy Standards, Security Standards or state law, as applicable), by the Company or any of its agents, employees or contractors, involving individually identifiable health-related information.
     Section 2.27. Change in Control Payments and Transaction Expenses.
          (a) The aggregate amount of the Change in Control Payments equals $110,000. Schedule 2.27(a) identifies each Person, including any taxing authority, to whom any Change in Control Payment is owed or to whom any Change in Control Payment has been made, with the amount owed to such Person specified.
          (b) The aggregate amount of the Transaction Expenses equals $___. Schedule 2.27(b) identifies each Person to whom any Transaction Expense is owed or to whom any payment of Transaction Expense has been made, with the amount owed to such Person specified.
     Section 2.28. Disclosure.
          (a) No representation or warranty or other statement made by any Seller Party in this Agreement, the certificate to be delivered pursuant to Section 5.1(h)(iii), and any other document or agreement delivered or to be delivered by any Seller Party in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
          (b) In connection with the preparation and execution of this Agreement, the Seller Parties have delivered certain projections, sales forecasts, future estimates and budgets for the Company’s business. Such projections, sales forecasts, future estimates and budgets were prepared in good faith by the Seller Parties, were based on reasonable assumptions by the Seller Parties and were based on the Seller Parties’ knowledge of the historical business of the Company. Notwithstanding the foregoing, the Seller Parties do not represent or warrant that the Company will achieve any results set forth in such projections, sales forecasts, future estimates or budgets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     Section 3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted.
     Section 3.2. Authority and No Conflict.
          (a) This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each document and instrument to be executed and delivered at Closing by Buyer pursuant to Section 1.4(b) or any other provision of this Agreement (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, (ii) general equitable principles and (iii) the discretion of courts in granting equitable remedies. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other corporate action on the part of Buyer is required to authorize the execution and delivery of this Agreement by Buyer, or the consummation of the transactions contemplated hereby.
          (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
     (i) conflict with or violate the Charter or Bylaws of Buyer;
     (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement applicable to Buyer or any Order to which Buyer may be subject; or
     (iii) breach any provision of any contract or agreement of Buyer, or give any Person the right to declare a default under, exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any such contract or agreement.
          (c) Buyer is not and will not be required to give any notice to or obtain any consent from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.3. Legal Proceedings; Orders. There are no Proceedings or claims pending or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no Orders outstanding or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
     Section 3.4. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     Section 3.5. Brokers or Finders. Except as disclosed on Schedule 3.5, Buyer has not incurred and will not incur any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 3.6. Capitalization. The authorized HealthStream Stock consists of 75,000,000 shares, of which 21,927,687 shares were issued and outstanding at September 30, 2006. All of the issued and outstanding shares of HealthStream Stock have been duly authorized, are validly issued, fully paid and nonassessable. The shares of HealthStream Stock to be delivered as part of the Purchase Price, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     Section 3.7. SEC Reports. Buyer has filed with the SEC all forms, reports and documents (collectively, “Filings”) required to be filed with the SEC by it pursuant to the Securities Act and the Exchange Act, all of which complied at the time filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superseded by a later Filing filed prior to the date hereof.
     Section 3.8. No Reliance. Buyer acknowledges that the Seller Parties have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its assets or its business that is not included in this Agreement or the Schedules hereto. Without limiting the generality of the foregoing and except as set forth in Section 2.28(b), Buyer acknowledges that the Seller Parties have not made any representation or warranty with respect to any projections, sales forecasts, future estimates or budgets for the Company’s business.
     Section 3.9. Knowledge or Breach. As of the date hereof, Buyer represents that it has no Knowledge of any breach of a representation or warranty made by Sellers or the Company in Article II of this Agreement.
ARTICLE IV
PRE-CLOSING COVENANTS
     Section 4.1. Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall cause the Company to (a) afford Buyer and its agents and representatives, and the agents and representatives of any Persons providing financing to Buyer in connection with the transactions contemplated hereby (collectively, the “Buyer Group”), full access, during regular business hours, to the Company’s properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company, (b) furnish to the Buyer

Group copies of all such contracts, books and records, and other existing document and data that the Buyer Group may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as the Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer Group, with Buyer Group’s investigation of the properties, assets and financial condition of the Company. Buyer will be provided access prior to the Closing to the Company’s employees, significant customers, significant suppliers, and other Persons having business relations with the Company, at such times and in the manner mutually agreed to by Buyer and Sellers.
     Section 4.2. Operation of the Business of the Company.
          (a) Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date of this Agreement and the Closing Date, Sellers shall cause the Company to (i) conduct its business in the ordinary course of business; (ii) use reasonable best efforts to preserve intact the current business organization of the Company, keep available the services of the Company’s officers, employees, and agents, and maintain the Company’s relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company; (iii) confer with Buyer prior to implementing operational decisions of a nature which are either material in respect of the business of the Company or outside the ordinary course of business; and (iv) upon reasonable request from Buyer, periodically report to Buyer concerning the status of the business, operations and finance of the Company.
          (b) Without limiting the generality of Section 4.2(a), except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of Buyer, take any of the following actions:
     (i) issue, sell, repurchase, redeem or acquire any shares of capital stock of the Company, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock;
     (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of the Company;
     (iii) adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company;
     (iv) amend the Charter or Bylaws of the Company;
     (v) pay or increase (except in the ordinary course of business) any salaries payable to any employee or director of the Company, or pay any bonuses to any employee or director of the Company;
     (vi) adopt, amend, or increase the payments or benefits under any Employee Benefit Plan;
     (vii) except as set forth in Section 4.8, enter into, amend or terminate, or waive or assign any material right under (1) any contract or agreement of the Company having a value per contract, or involving payments by or to the Company, of at least $50,000 in the aggregate; (2) any contract or agreement with any Material Customer; (3) any joint venture, partnership or other similar agreement; (4) any agreement or contract with any Company Related Person; or (5) any other material contract or agreement.
     (viii) acquire assets or other properties of any Person outside of the ordinary course of business;
     (ix) sell, lease, or otherwise dispose of any assets or properties of the Company other than dispositions of obsolete or unsaleable inventory or equipment in the ordinary course of business;
     (x) make any capital expenditure (or series of capital expenditures) or commitments for capital expenditures in excess of $15,000 individually or $45,000 in the aggregate;
     (xi) make any loans or advances to any Person, except for advances to employees of the Company for expenses incurred in the ordinary course of business;
     (xii) incur, assume, or guaranty any indebtedness for borrowed money or capitalized lease obligations in excess of $35,000 or outside of the ordinary course of business, consistent with past practice;
     (xiii) fail to keep in full force and effect insurance comparable in amount and scope to insurance now carried by the Company;
     (xiv) permit or allow any of the assets of the Company to be subject to any Lien other than any Permitted Lien;
     (xv) cancel, waive, settle or compromise any Proceeding disclosed in Schedule 2.12(a);
     (xvi) cancel, waive or settle any claims or rights with a value to the Company in excess of $15,000;
     (xvii) make any change in connection with its accounts payable or accounts receivable terms, policies or procedures;
     (xviii) make any material change in the accounting or tax methods used the Company; or
     (xix) enter into any agreement, whether oral or written, to do any of the foregoing.
     Section 4.3. Required Approvals; Reasonable Best Efforts. As promptly as practicable after the date of this Agreement, Sellers shall, and shall cause the Company to, make all filings required by Legal Requirements to be made by the Company or Sellers in order to consummate the transactions contemplated hereby, and to obtain all consents required in connection with the transactions contemplated hereby as set forth in Schedule 2.2(c). In addition, between the date of this Agreement and the Closing Date, each Party will use reasonable best efforts to cause the conditions in Article V to be satisfied.
     Section 4.4. Notification. Between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party in writing if such Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the Schedules, Seller Parties shall promptly deliver to Buyer a supplement to the Schedules specifying such change. In addition, between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party of the occurrence of any breach of any covenant of such Party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Section 5.1 or Section 5.2 impossible or unlikely. No disclosure pursuant to this Section 4.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
     Section 4.5. No Negotiation. Until such time as this Agreement is terminated pursuant to Section 6.1, Seller Parties shall not, and shall cause their respective representatives and agents not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any merger, consolidation, business combination or similar transaction involving the Company, or the sale of the business or assets of the Company (other than sales of inventory in the ordinary course of business), or the sale of any capital stock of the Company. Seller Parties shall notify Buyer of any such inquiry or proposal and the terms thereof within twenty-four (24) hours of receipt or awareness of the same by any Seller Party.
     Section 4.6. Payment of Indebtedness by Related Persons. Sellers shall cause all indebtedness owed to the Company by Sellers, the employees of the Company, or any Related Person thereof, to be paid in full prior to Closing.
     Section 4.7. Interim Financial Statements. Until the Closing Date, Sellers shall cause the Company to deliver to Buyer within ten (10) calendar days after the end of each month an unaudited balance sheet of the Company as of the last day of such month and the related unaudited income statements for the month then ended prepared in a manner consistent with the Company’s current practices.
     Section 4.8. Termination. Prior to the Closing Date, the Company shall take all necessary steps to terminate (i) The Jackson Organization, Research Consultants, Inc. 401(k) Plan; (ii) the Deferred Compensation Agreement dated as of August 20, 2003 by and between the Company and Timothy Beal and assign the variable life insurance policy referenced therein to Timothy Beal in full satisfaction of the Company’s obligations thereunder; (iii) the Deferred Compensation Agreement dated as of January 1, 2004 by and between the Company and Thomas Hutchinson and assign the variable life insurance policy referenced therein to Thomas Hutchinson in full satisfaction of the Company’s obligations thereunder; and (iv) the Lease Agreement dated as of February 1, 2006 by and between the Company and MOR Montpelier 3 LLC and shall provide satisfactory evidence to Buyer of such termination.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):

          (a) Representations and Warranties. (i) Each of the representations and warranties of Sellers and the Company in Article II of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules made after the date hereof, and (ii) each of the representations and warranties of Sellers and the Company in Article II of the Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.
          (b) Covenants. All of the covenants and obligations that Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Consents. All consents required to be obtained from, and all declarations or filings required to be made with, any Governmental Authority or other Person in connection with the transactions contemplated hereby, including those set forth on Schedule 2.2(c), must have been obtained.
          (d) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Affiliate thereof, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated hereby.
          (e) No Claim regarding Stock Ownership or Sales Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares (except as otherwise contemplated herein).
          (f) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with or result in a violation of, or cause Buyer or any Affiliate thereof to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.
          (g) Officers and Directors. Each of the officers and directors of the Company must have resigned effective as of the Closing.
          (h) Closing Deliveries. Sellers must have caused the documents and instruments required by Section 1.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
     (i) the Articles of Incorporation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of Maryland;
     (ii) certificates dated as of a date not earlier than the third Business Day prior to Closing as to the good standing of the Company, executed by the appropriate officials of the jurisdiction of the Company’s incorporation and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 2.1(a);

     (iii) a certificate dated as of the Closing Date, executed by Sellers and the Company, certifying as to the satisfaction of the conditions set forth in Sections 5.1(a) and (b); and
     (iv) such other documents as Buyer may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 5.1, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.
          (i) Material Adverse Change. Between the date hereof and Closing, there shall have been no material adverse change in the business, operations, prospects, assets, results of operations or condition of the Company, and no event shall have occurred or circumstance shall exist that may reasonably be expected to result in such a material adverse change.
     Section 5.2. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Sellers):
          (a) Representations and Warranties. Each of the representations and warranties of Buyer in Article III of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.
          (b) Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with, or result in a violation of, or cause Sellers to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.
          (d) Closing Deliveries. Buyer must have delivered the documents and instruments required by Section 1.4(b) and the following documents to Sellers:
     (i) the Charter and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of Tennessee;
     (ii) a certificate dated as of a date not earlier than the third Business Day prior to Closing as to the good standing of Buyer, executed by the Secretary of State of Tennessee;
     (iii) a certificate, dated as of the Closing Date, executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b); and
     (iv) such other documents as Sellers may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 5.2, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

ARTICLE VI
TERMINATION
     Section 6.1. Termination Events. By written notice given prior to or at the Closing, subject to Section 6.2, this Agreement may be terminated as follows:
          (a) by Buyer, in the event a material breach of this Agreement has been committed by any Seller Party and such breach has not been waived in writing by Buyer;
          (b) by Sellers, in the event a material breach of this Agreement has been committed by Buyer, and such breach has not been waived in writing by Sellers;
          (c) by Buyer, if the satisfaction of any of the conditions to Buyer’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing on or before such date;
          (d) by Sellers, if the satisfaction of any of the conditions to Sellers’ obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition in writing on or before such date;
          (e) by mutual consent of Buyer and Sellers; and
          (f) by Buyer or Sellers, if the Closing has not occurred on or before March 31, 2007, or such later date as the Parties may agree upon, unless the terminating party(ies) is in material breach of this Agreement.
     Section 6.2. Effect of Termination. Each Party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in this Article VI, Section 7.1, Section 7.2 and Article IX will survive; provided, however, that termination of this Agreement will not preclude a Party from bringing an indemnification claim against any other Party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such time and in such manner as the Parties may agree; provided, however, that in the case of announcements, statements or acknowledgments that any Party is required by applicable Legal Requirements to make, issue or release, the making, issuing or releasing of any such announcement, statements or acknowledgment by the Party so required to do by applicable Legal Requirements will not constitute a breach of this Agreement if such Party has given, to the extent reasonably possible, notice thereof to the other Parties not less than one (1) Business Day prior to such disclosure and has attempted, to the extent reasonably possible, to clear such announcement, statement or acknowledgment with the other Parties.

     Section 7.2. Confidentiality Agreement. The Confidentiality Agreement, dated as of October 17, 2005, entered into by and between Buyer and the Company (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Closing occurs, in accordance with the terms thereof.
     Section 7.3. Customers and Other Business Relationships. After the Closing, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers relating to the business of the Company, including relationships with suppliers, customers, landlords, creditors, lessors and employees. After the Closing, Sellers will refer all customer inquiries relating to the business of the Company to Buyer.
     Section 7.4. Tax Matters.
          (a) Sellers shall prepare or cause to be prepared all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, including the Tax Return for the short period ending on the Closing Date. The results reported and positions taken on all such Tax Returns shall be consistent with the past custom and practice of the Company. Sellers shall provide Buyer with a copy of such Tax Returns at least thirty (30) days prior to the due date for any such return and shall make any change reasonably requested by Buyer. Buyer shall execute and file such Tax Returns.
          (b) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, litigation or other Proceeding with respect to such Tax Returns. Such cooperation shall include Buyer’s retention and (upon Sellers’ request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding. Seller Parties shall retain all of their books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations.
     Section 7.5. Lock-Up Agreement.
          (a) Except with the prior written consent of Buyer, Sellers will not, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), grant any right or warrant to purchase, lend, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of the risk of owning any shares of HealthStream Stock received pursuant to this Agreement for a period commencing on the date hereof and continuing until the date that is twelve (12) months following the Closing Date. The foregoing sentence shall not apply to the transfer of any or all of such shares of HealthStream Stock owned by Sellers, either during their lifetimes or on death, by gift, will or intestate succession to the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of their immediate family; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes and delivers to Buyer an agreement stating that the transferee is receiving and holding the shares of HealthStream Stock subject to the provisions of this Section, and there shall be no further transfer of such shares of HealthStream Stock except in accordance with this Section. Sellers also agree and consent to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of such shares of HealthStream Stock except in compliance with the foregoing restrictions.
          (b) Sellers understand that the certificates evidencing the shares of HealthStream Stock to be issued pursuant to this Agreement will bear the following legend:

“The shares represented by this certificate are subject to contractual restrictions on transfer expiring after a specified holding period, pursuant to that certain Stock Purchase Agreement dated as of March 12, 2007 (the “Agreement”), by and among HealthStream, Inc. (the “Issuer”), The Jackson Organization Research Consultants, Inc., David Jackson, The Jackson Charitable Remainder Trust. Prior to the expiration of such holding period, such shares may not be sold, transferred or assigned and the Issuer shall not be required to give effect to any attempted sale, transfer or assignment except to the extent such sale, transfer or assignment is in compliance with the Agreement. Upon the written request of the holder of this certificate, the Issuer agrees to remove this restrictive legend (and any stop order placed with the transfer agent) when the holding period has expired.”
ARTICLE VIII
INDEMNIFICATION
     Section 8.1. Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Article V, and any other certificate or document delivered pursuant to this Agreement will survive the Closing to the extent contemplated by Section 8.6. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.
     Section 8.2. Indemnification by Seller Indemnifying Persons. Subject to the terms and conditions of this Article VIII, Sellers and (subject to the last sentence of this Section 8.2) the Company (the “Seller Indemnifying Persons”), jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons for, any losses, liabilities, claims, diminution of value, damages, and expenses (including reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made in Article II of this Agreement, the Schedules attached hereto (including any supplements thereto), the certificate to be delivered by Sellers and the Company pursuant to Section 5.1(h)(iv), and any certificate or document delivered at Closing by Seller Parties pursuant to this Agreement;
          (b) any breach of any covenant or obligation of Seller Parties in this Agreement; and
          (c) any liability or obligation for Taxes payable for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date that are not taken into consideration in determining the Closing Adjustment Amount (i) payable by the Company or (ii) for which the Company otherwise has any liability or obligation as a transferee or successor, or pursuant to any contractual obligation or otherwise.
Notwithstanding the foregoing, on and after the Closing, the obligation of the Company to indemnify the Buyer Indemnified Persons will terminate and be of no further force and effect.
     Section 8.3. Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless Sellers and Sellers’ Affiliates, Related Persons, agents and representatives (collectively, the “Seller Indemnified Persons”), and shall reimburse Seller Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Buyer in this Agreement, the certificate to be delivered by Buyer pursuant to Section 5.2(d)(iii), and any certificate or document delivered at Closing by Buyer pursuant to this Agreement; and
          (b) any breach of any covenant or obligation of Buyer in this Agreement.
     Section 8.4. Limitations on Indemnification by Seller Indemnifying Persons. Notwithstanding anything contained herein to the contrary, the obligation of Seller Indemnifying Persons to indemnify the Buyer Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
          (a) Seller Indemnifying Persons will not have any indemnification liability under Section 8.2(a) until the total amount of Damages incurred or suffered by the Buyer Indemnified Persons hereunder is at least $70,000 (the “Basket”), after which Seller Indemnifying Persons will have indemnification liability for the total amount of Damages;
          (b) any indemnification claims brought by or on behalf of the Buyer Indemnified Persons must be brought within the time periods set forth in Section 8.6(a) below; and
          (c) except for liabilities arising out of Sections 2.2(a) (Authority), 2.3 (Capitalization), 2.7 (Taxes), 2.9 (Employee Benefits), 2.13 (Environmental Matters), and 2.25 (Brokers or Finders), and subject to Section 8.10, the Seller Indemnifying Persons’ maximum aggregate liability under Section 8.2(a) shall not exceed $6,000,000.
     Section 8.5. Limitations on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, the obligation of Buyer to indemnify Seller Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
          (a) Buyer will not have any indemnification liability under Section 8.3(a) until the total amount of Damages incurred or suffered by Seller Indemnified Persons hereunder exceeds the Basket, after which Buyer will have indemnification liability for the total amount of Damages;
          (b) any indemnification claims brought by or on behalf of Seller Indemnified Persons must be brought within the time periods set forth in Section 8.6(b) below; and
          (c) subject to Section 8.10, Buyer’s maximum aggregate liability under Section 8.3(a) shall not exceed $6,000,000.
     Section 8.6. Time Limitations.
          (a) If the Closing occurs, Seller Indemnifying Persons will have no indemnification liability under this Article VIII with respect to (i) any claims made under Section 8.2(a) or (ii) any claims made under Section 8.2(b) relating to any covenant or obligation to be performed and complied with by Seller Parties on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that (x) any claims with respect to Sections 2.7, 2.9, 2.13 and 2.25 made under Section 8.2(a), or any claims made under Section 8.2(c), may be made at any time prior to the date that is thirty (30) days after the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relates; and (y) any claims with respect to Sections 2.2(a) and 2.3, or a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.
          (b) If the Closing occurs, Buyer will have no indemnification liability under this Article VIII with respect to (i) any claim made under Section 8.3(a) or (ii) any claims made under Section 8.3(b) relating to any covenant or obligation to be performed and complied with by Buyer on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers; provided, however, that any claim for indemnification or reimbursement made under Section 8.3(b) not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.
     Section 8.7. Procedure for Indemnification — Third Party Claims.
          (a) Promptly after receipt by an indemnified party under Section 8.2 or Section 8.3, as the case may be (an “Indemnified Person”), of notice of the assertion of any third-party claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify such Person under Section 8.2 or Section 8.3, as the case may be (an “Indemnifying Person”), of the assertion of such third-party claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.7(a) of the assertion of a third-party claim, the Indemnifying Person will be entitled to participate in the defense of such third-party claim and, to the extent that the Indemnifying Person wishes (unless (i) the Indemnifying Person is also a Person against whom the third-party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), by providing written notice thereof to the Indemnified Person within ten (10) days of the delivery of such notice pursuant to Section 8.7(a), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses of any Indemnified Person with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-party claim, (x) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (y) no compromise or settlement of such third-party claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person by any Indemnified Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and the Indemnified Person will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may adversely affect such Indemnified Person other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Person will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) With respect to any third-party claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Persons and Indemnifying Persons shall render to each other such assistance as they may reasonably require of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
          (e) With respect to any third-party claim subject to indemnification under this Article VIII, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its reasonable best efforts, in respect of any third-party claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     Section 8.8. Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and will be paid promptly after such notice.
     Section 8.9. Materiality Qualifications. For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article VIII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “Material Adverse Effect” will be disregarded.
     Section 8.10. Other Actions. Notwithstanding anything to the contrary in this Article VIII, any liabilities arising from criminal activity, willful misstatements, willful omission, willful breaches, willful nonfulfillments and willful violations or for fraud shall survive the periods set forth in Section 8.6 and shall not be subject to the limitations on liability set forth in Sections 8.4 and 8.5.
     Section 8.11. Exclusive Remedy. Each of the Parties agrees that its sole recourse for any breach or default hereunder, or for any other matter as to which indemnification is provided to it in this Article VIII, shall be limited to (a) the indemnification provisions set forth herein, (b) any equitable relief to which it is entitled, and (c) any action based on the fraud or willful misconduct of any Party.

ARTICLE IX
GENERAL PROVISIONS
     Section 9.1. Expenses. Buyer shall bear its costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Buyer’s agents and representatives and all transfer, documentary, sales, use or other similar Taxes arising in connection with the transactions contemplated hereby. The Company shall bear the costs and expenses of Seller Parties incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Seller Parties’ agents and representatives; provided, however, that in no event shall such costs, fees and expenses exceed the amount set forth on Schedule 2.27(b).
     Section 9.2. Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.2.
     Section 9.3. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (a) personally, (b) by national overnight courier with confirmation of next-day delivery, (c) by facsimile or electronic mail, or (d) by registered or certified U.S. mail, return receipt requested, and will be deemed given (i) when so delivered personally, (ii) if sent by national overnight courier, two (2) days after the date of mailing, to the addresses set forth below, or (iii) if sent by facsimile or electronic mail, upon confirmation of transmission by the transmitting equipment, or (iv) if sent by registered or certified U.S. mail when actually received at the address shown on the postal receipt (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):
          If to Sellers or the Company (prior to the Closing Date):
Mr. David Jackson
7710 Montpelier Road
Laurel, MD 20723
Facsimile: 240-473-1305
          with a copy to:
Venable LLP
2 Hopkins Plaza, Suite 1800
Baltimore, Maryland 21201
Attn: Michael J. Baader
Facsimile: 410-244-7742
Email: mjbaader@venable.com

          If to Buyer or the Company (following the Closing Date):
HealthStream, Inc..
209 10th Avenue South, Suite 450
Nashville, Tennessee 37204
Attn: Legal Department
Facsimile: 615-301-3200
Email: Kevin.O’Hara@healthstream.com with a copy to
            Susan.Brownie@healthstream.com
          with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn: J. Page Davidson
Facsimile: 615-742-2753
Email: pdavidson@bassberry.com
     Section 9.4. Entire Agreement; Modification. This Agreement (together with the Annexes, Exhibits and Schedules attached to this Agreement and the other documents delivered pursuant to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the Parties to this Agreement.
     Section 9.5. Waiver; Remedies Cumulative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.
     Section 9.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the Agreement shall be deemed modified to the least extent necessary and not in a manner that would deprive any Party of the benefit of its bargain.
     Section 9.7. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any Party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.
     Section 9.8. Jurisdiction. The Parties agree that the state and federal courts located in Davidson County, Tennessee, will be the sole venue and will have sole jurisdiction for the resolution of all disputes arising hereunder. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
     Section 9.9. Governing Law. This Agreement will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.
     Section 9.10. Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 9.11. Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: HealthStream, Inc.
By:
	Name:	Robert A. Frist, Jr.
Its: Chief Executive Officer

SELLERS:

David Jackson

The Jackson Charitable Remainder Trust
By:
	Name:	Charles Deuber
Its: Trustee

COMPANY: The Jackson Organization, Research Consultants, Inc.
By:
	Name:	David Jackson
Its: President/CEO

Annexes, Exhibits & Schedules

Annexes
Annex A	Defined Terms
Annex B	Working Capital as of December 31, 2006

Exhibits
Exhibit A	Form of Release
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Noncompetition Agreement
Exhibit E	Form of Cash Escrow Agreement
Exhibit F	Form of Stock Escrow Agreement
Exhibit G	Form of Guaranty Escrow Agreement
Exhibit H	Form of Staros Cross Receipt
Exhibit I	Opinion of Venable LLP
Exhibit J	Form of New Lease
Exhibit K	Form of Payoff Agreement

Schedules

Annex A
Defined Terms
     Capitalized terms used in this Agreement have the meanings set forth below:
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Additional Cash Escrow” has the meaning set forth in Section 1.2.
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Applicable Contracts” has the meaning set forth in Section 2.15(a).
     “Average Price” means the arithmetic mean of the closing price of HealthStream Stock on The Nasdaq Stock Market’s National Market System for the 90 trading days immediately prior to the second trading day prior to the Closing Date.
     “Basket” has the meaning set forth in Section 8.4(a).
     “Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or required to be closed.
     “Business Knowledge” has the meaning set forth in Section 2.16(a)(vii).
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Buyer Closing Documents” has the meaning set forth in Section 3.2(a).
     “Buyer Group” has the meaning set forth in Section 4.1.
     “Cash Escrow” has the meaning set forth in Section 1.2.
     “Cash Escrow Agreement” has the meaning set forth in Section 1.4(a)(vi).
     “Cash Consideration” has the meaning set forth in Section 1.2.
     “Change in Control Payments” means any payments made or to be made by the Company to any Person as a result of the consummation of the transactions contemplated by this Agreement, including any Taxes paid or payable by the Company as a result of such payments.
     “Closing” has the meaning set forth in Section 1.3.
     “Closing Balance Sheet” has the meaning set forth in Section 1.6(c).
     “Closing Date” has the meaning set forth in Section 1.3.

     “Closing Adjustment Amount” has the meaning set forth in Section 1.6(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the first paragraph of this Agreement.
     “Compliance Date” has the meaning set forth in Section 2.8(c).
     “Confidentiality Agreement” has the meaning set forth in Section 7.2.
     “Consulting Agreement” has the meaning set forth in Section 1.4(a)(iii).
     “Company Related Persons” has the meaning set forth in Section 2.23.
     “Copyrights” has the meaning set forth in Section 2.16(a)(iii).
     “Damages” has the meaning set forth in Section 8.2.
     “Delivery Date” has the meaning set forth in Section 1.6(c)
     “Employee Benefit Plans” has the meaning set forth in Section 2.9(a).
     “Employment Agreements” has the meaning set forth in Section 1.4(a)(iv).
     “Employment Matters” has the meaning set forth in Section 2.8(c).
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.
     “Escrow Agent” means SunTrust Bank, or any successor named pursuant to the Cash Escrow Agreement or Stock Escrow Agreement.
     “Escrow Consideration” means the Cash Escrow and the Escrow Stock.
     “Escrow Stock” has the meaning set forth in Section 1.2.
     “Estimated Closing Adjustment Amount” has the meaning set forth in Section 1.5(a).
     “Estimated Balance Sheet” has the meaning set forth in Section 1.5(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Filings” has the meaning set forth in Section 3.7.
     “Financial Statements” has the meaning set forth in Section 2.4.

     “Forms” has the meaning set forth in Section 4.10(b).
     “GAAP” means generally accepted accounting principles for financial reporting in the United States.
     “Governmental Authority” means any domestic or foreign federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.
     “Governmental Authorization” means any consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
     “Guaranty Escrow” has the meaning set forth in Section 1.2.
     “Guaranty Escrow Agreement” has the meaning set forth in Section 1.4(a)(viii).
     “Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, and (b) any other chemicals, materials or substances defined or regulated as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste”, “toxic substance” or words of similar import, under any Environmental Law.
     “HealthStream Stock” means Buyer’s common stock, no par value per share.
     “Indemnified Person” has the meaning set forth in Section 8.7(a).
     “Indemnifying Person” has the meaning set forth in Section 8.7(a).
     “Independent Accountants” has the meaning set forth in Section 1.6(e).
     “Intellectual Property Assets” has the meaning set forth in Section 2.16(a).
     “Internet Rights” has the meaning set forth in Section 2.16(a)(iv).
     “Knowledge of Buyer” (and any similar expression) means any matters actually known by, or which should be known following reasonable inquiry by, the executive officers or directors of Buyer.
     “Knowledge of Seller Parties” (and any similar expression) means any matters actually known by, or which should be known following reasonable inquiry by, Sellers, Thomas Hutchinson, Karen Reynolds, Lisa Marrow, Ariel Adams, Berke Bilbay, Rob Reigle, Ted Gumer, Christine Gilbert, and Karen Sorensen.
     “Leased Real Property” has the meaning set forth in Section 2.5(b).
     “Legal Requirements” means any domestic or foreign federal, state, local or municipal laws, ordinances, codes or regulations.

     “Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Lien” means any charge, claim, lien, option, pledge, security interest, mortgage, or other encumbrance.
     “Marks” has the meaning set forth in Section 2.16(a)(i).
     “Material Adverse Effect” means any event, change, occurrence, effect, fact or circumstance having, or that would reasonably be expected to have, a material adverse effect on the business, operations, prospects, assets, results of operations or financial condition of the Company in an amount in excess of (a) $20,000 individually or (b) $50,000 in the aggregate when combined with any breach of any representation or warranty made in Article II of this Agreement that contains a materiality qualification.
     “Material Customer” has the meaning set forth in Section 2.22.
     “Most Recent Balance Sheet” has the meaning set forth in Section 2.4.
     “Most Recent Balance Sheet Date” has the meaning set forth in Section 2.6.
     “New Lease” has the meaning set forth in Section 1.4(a)(xi).
     “Noncompetition Agreement” has the meaning set forth in Section 1.4(a)(v).
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Party” has the meaning set forth in the first paragraph of this Agreement.
     “Patents” has the meaning set forth in Section 2.16(a)(ii).
     “Payoff Agreement” has the meaning set forth in Section 1.4(a)(xii).
     “Permitted Liens” has the meaning set forth in Section 2.6(a).
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Privacy Standards” has the meaning set forth in Section 2.26.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchase Price” has the meaning set forth in Section 1.2.

     “Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children, or parents, and (b) an entity, the beneficiaries, stockholders, partners or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).
     “Releases” has the meaning set forth in Section 1.4(a)(ii).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Standards” has the meaning set forth in Section 2.26.
     “Sellers” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Closing Documents” has the meaning set forth in Section 2.2(a).
     “Seller Indemnified Persons” has the meaning set forth in Section 8.3.
     “Seller Indemnifying Persons” has the meaning set forth in Section 8.2.
     “Seller Parties” means Sellers and the Company.
     “Shares” has the meaning set forth in the Recitals of this Agreement.
     “Software” has the meaning set forth in Section 2.16(a)(v).
     “Stock Escrow Agreement” has the meaning set forth in Section 1.4(a)(vii).
     “Taxes” means any income, payroll, employment, excise, property, franchise, withholding, social security, unemployment, disability, sales, use, transfer or other tax, fee, assessment, charge or duty of any kind, and any interest, penalties, additions or additional amounts thereon, imposed, assessed or collected by or under the authority of, any Governmental Authority.
     “Tax Returns” means any returns, information returns, reports, statements, schedules, notices, forms or other documents or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Top Customers” has the meaning set forth in Section 2.22.
     “Trade Secrets” has the meaning set forth in Section 2.16(a)(vi).
     “Transaction Expense” means all costs, fees and expenses incurred by the Company, other than the Change in Control Payments, that are or will become payable upon the Closing or otherwise in connection with the transactions contemplated by this Agreement and the Seller Closing Documents or that were incurred in anticipation of or in the course of the transactions contemplated by this Agreement and the Seller Closing Documents, including without limitation (1) the fees and expenses of Venable LLP (which are in the amount set forth in Schedule 2.27(b)), (2) the fees and expenses of Tim Grugeon, and

(3) the fees and expenses of Jeffrey D. Ring & Company (which are in the amount set forth in Schedule 2.27(b)).
     “Working Capital” means the current assets of the Company minus the current liabilities of the Company (including all accruals for unpaid Taxes, all accruals relating to Employee Benefit Plans, and all accruals for bonuses and commissions, but excluding indebtedness of the Company to be treated as a reduction in Purchase Price pursuant to Sections 1.2(h) and 1.2(i)), as determined in accordance with GAAP, after taking into account the payment or accrual of the Change in Control Payments, Transaction Expenses, including Transaction Expenses accrued after December 31, 2006 but prior to the Closing Date (unless such expenses are treated as a reduction in Purchase Price pursuant to Section 1.2), and any obligations related to the termination of the agreements set forth in Section 4.8. For illustration purposes, the Working Capital of the Company as of December 31, 2006, without taking into account the payment of the Change in Control Payments and Transaction Expenses, is set forth on Annex B.
     “Working Capital Cash Escrow” has the meaning set forth in Section 1.2.

Annex B
Working Capital as of December 31, 2006
The Jackson Organization Research Consultants, Inc.
Working Capital
December 31, 2006

Cash	423,485
Accounts Receivable	1,440,785
Other receivables	8,439
Related party receivables	6,000
Prepaid expenses and other current assets	188,870
Deferred tax assets, current	906,985

Total Current Assets	2,974,564

Accounts Payable	30,365
Notes payable, current portion	337,500
Accrued Payroll Expenses	404,775
Accrued Expenses	102,184
Deferred Revenues	3,457,358
Capital lease obligations, short term	10,383

Total Current Liabilities	4,342,565

Working Capital Deficit	(1,368,001)

Less amounts to be paid at closing	337,500

Adjusted Working Capital Deficit	(1,030,501)

Exhibit A
Form of Release

Exhibit B
Form of Consulting Agreement

Exhibit C
Form of Employment Agreement

Exhibit D
Form of Noncompetition Agreement

Exhibit E
Form of Cash Escrow Agreement

Exhibit F
Form of Stock Escrow Agreement

Exhibit G
Form of Guaranty Escrow Agreement

Exhibit H
Form of Staros Cross Receipt

Exhibit I
Opinion of Venable LLP

Exhibit J
Form of New Lease

Exhibit K
Form of Payoff Agreement

Schedules